Exhibit 99.1

SYSCO REPORTS FIRST QUARTER DILUTED EPS OF $0.47 ($0.52 after adjusting for certain items)

HOUSTON, November 3, 2014 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 27, 2014.

First Quarter Fiscal 2015 Highlights

•	Sales were $12.4 billion, an increase of 6.2% from $11.7 billion in the first quarter of fiscal 2014.

•	Gross profit increased 6.0% to $2.2 billion, and gross margin decreased 4 basis points to 17.59%.

•	Operating income was $466 million, a decrease of 2.6%, compared to $478 million in last year’s first quarter.

•	Adjusted[1] operating income was $509 million, or 5.9% higher compared to the prior year period, after adjusting for certain items which mainly related to merger and integration planning expenses.

•	Diluted earnings per share (EPS) were $0.47, which was 2.1% lower compared to last year’s first quarter.

•	Adjusted[1] diluted EPS was $0.52, or 6.1% higher compared to the prior year period.

“We are pleased with the solid operating performance we delivered in our first fiscal quarter in the midst of ongoing challenging market conditions,” said Bill DeLaney, Sysco’s president and chief executive officer. “While we were challenged with expense management in certain aspects of our business, we generated 2% case volume growth and managed acute inflationary pressures very effectively. Our improved performance during the quarter was due in part to the benefits we realized from our portfolio of business transformation initiatives, especially category management.”

First Quarter Fiscal 2015 Summary

Sales for the first quarter were $12.4 billion, an increase of 6.2% compared to sales in the same period last year. Food cost inflation was 4.9%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat, dairy and seafood categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the first quarter decreased sales by 0.5%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.3% during the quarter, including acquisitions, and approximately 2.2%, excluding acquisitions.

Gross profit for the first quarter was $2.2 billion, an increase of 6.0% compared to the prior year period. Gross margin declined 4 basis points to 17.59%. Operating expenses in the first quarter increased $136 million, or 8.6%, compared to the prior year period, primarily due to a $67 million increase in payroll expense and a $41 million increase in certain items primarily related to merger and integration planning costs. After adjusting for certain items, adjusted1 operating expense increased 6.0% from the prior year period.

Operating income was $466 million in the first quarter, decreasing $13 million, or 2.6%, compared to operating income in the prior year period. After adjusting for certain items, adjusted1 operating income increased 5.9% from the prior year period.

Net earnings for the first quarter were $279 million, a decrease of $7 million, or 2.4%, compared to the prior year period. Diluted EPS in the first quarter of fiscal 2015 was $0.47, which was 2.1% lower compared to last year’s first quarter. After adjusting for certain items, adjusted1 diluted EPS was $0.52, which was 6.1% higher compared to the prior year period.

Cash Flow and Capital Spending

Cash flow from operations was $63 million for the first quarter of fiscal 2015, which was $107 million lower compared to the prior year period. The decline was primarily due to a $50 million year-over-year increase in pension contribution, and a $40 million increase in the cash impact from certain items. Capital expenditures, net of proceeds from sales of plant and equipment, totaled $118 million for the first quarter of fiscal 2015. The primary areas for investment included facility replacements and expansions, as well as replacements to Sysco’s fleet.

US Foods Merger Update

The company continues to be in productive discussions with Federal Trade Commission (FTC) staff on a solution to permit the FTC to conclude its review. Given the amount of work remaining, and considering the upcoming holidays, the company does not currently expect to complete the transaction before the first quarter of 2015.

[1]	See Non-GAAP Reconciliation below for more information

Conference Call & Webcast

Sysco’s first quarter fiscal 2015 earnings conference call will be held on Monday, November 3, 2014, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on

Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2015 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, our plans and expectations related to and the benefits of the proposed merger with US Foods, and our plans and expectations related to acquisitions. These statements also include expectations regarding our sales growth, operating expense growth and operating performance results, trends in our locally-managed business and overall sales mix, market conditions and trends, inflation, our expense management and cost per case performance, business transformation costs and expenses, investments in technology resources, free cash flow and capital expenditures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve as anticipated. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience delays in deployment, operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Termination of the merger agreement with US Foods could require Sysco to make a termination payment of $300 million, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of US Foods’ vendors and customers after the proposed merger. In relation to the merger, we have issued additional debt and our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2014, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Additional Information for USF Stockholders

In connection with the proposed transaction, Sysco filed with the Securities and Exchange Commission (“SEC”), and the SEC declared effective on August 8, 2014, a Registration Statement on Form S-4 that includes a consent solicitation statement of USF that also constitutes a prospectus of Sysco. STOCKHOLDERS OF USF ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT/PROSPECTUS CONTAINED IN THE REGISTRATION STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION. The consent solicitation statement/prospectus, Registration Statement and other relevant materials, including any documents incorporated by reference therein, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from Sysco at www.sysco.com/investors or by emailing investor_relations@corp.sysco.com. You may also read and copy any reports, statements and other information filed by Sysco with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sep. 27, 2014	Sep. 28, 2013
Sales	$12,445,081	$11,714,267
Cost of sales	10,256,364	9,648,780

Gross profit	2,188,717	2,065,487
Operating expenses	1,723,104	1,587,289

Operating income	465,613	478,198
Interest expense	30,934	30,528
Other income, net	(2,188)	(4,534)

Earnings before income taxes	436,867	452,204
Income taxes	158,054	166,614

Net earnings	$278,813	$285,590

Net earnings:
Basic earnings per share	$0.47	$0.49
Diluted earnings per share	0.47	0.48
Average shares outstanding	588,277,056	587,621,529
Diluted shares outstanding	593,309,750	591,458,948
Dividends declared per common share	$0.29	$0.28

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Sep. 27, 2014	June 28, 2014	Sep. 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$384,898	$413,046	359,532
Accounts and notes receivable, less allowances of $60,879, $49,902 and $61,324	3,646,817	3,398,713	3,423,152
Inventories	2,845,641	2,602,018	2,540,643
Deferred income taxes	140,554	141,225	150,516
Prepaid expenses and other current assets	90,493	83,745	74,680
Prepaid income taxes	—	43,225	—

Total current assets	7,108,403	6,681,972	6,548,523
Plant and equipment at cost, less depreciation	3,968,713	3,985,618	3,979,351
Other assets
Goodwill	1,980,524	1,950,672	1,908,542
Intangibles, less amortization	180,325	177,227	200,074
Restricted cash	165,437	145,412	157,837
Other assets	214,511	227,049	245,329

Total other assets	2,540,797	2,500,360	2,511,782

Total assets	$13,617,913	$13,167,950	13,039,656

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$78,635	$70,975	45,584
Accounts payable	2,924,417	2,831,028	2,475,589
Accrued expenses	1,132,069	1,160,850	930,800
Accrued income taxes	94,437	—	139,286
Current maturities of long- term debt	306,931	304,777	206,158

Total current liabilities	4,536,489	4,367,630	3,797,417
Other liabilities
Long- term debt	2,650,490	2,384,167	2,878,391
Deferred income taxes	115,500	121,580	270,923
Other long- term liabilities	959,920	1,027,878	893,783

Total other liabilities	3,725,910	3,533,625	4,043,097
Commitments and contingencies
Noncontrolling interest	34,098	—	—
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid- in capital	1,155,838	1,139,218	1,086,716
Retained earnings	8,878,693	8,770,751	8,635,190
Accumulated other comprehensive loss	(743,172)	(642,663)	(411,801)
Treasury stock at cost, 177,897,055, 179,050,186 and 183,960,944 shares	(4,735,118)	(4,765,786)	(4,876,138)

Total shareholders’ equity	5,321,416	5,266,695	5,199,142

Total liabilities and shareholders’ equity	$13,617,913	$13,167,950	13,039,656

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sep. 27, 2014	Sep. 28, 2013
Cash flows from operating activities:
Net earnings	$278,813	$285,590
Adjustments to reconcile net earnings to cash provided by
Share- based compensation expense	12,161	13,465
Depreciation and amortization	137,799	133,744
Deferred income taxes	9,940	(14,926)
Provision for losses on receivables	6,058	8,437
Other non- cash items	(1,280)	1,646
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(267,602)	(234,441)
(Increase) in inventories	(251,998)	(134,849)
(Increase) in prepaid expenses and other current assets	(7,019)	(14,266)
Increase in accounts payable	99,744	34,770
(Decrease) in accrued expenses	(28,725)	(60,845)
Increase in accrued income taxes	137,506	156,251
Decrease (increase) in other assets	2,327	(617)
(Decrease) in other long- term liabilities	(64,417)	(4,243)
Excess tax benefits from share- based compensation arrangements	(689)	(487)

Net cash provided by operating activities	62,618	169,229

Cash flows from investing activities:
Additions to plant and equipment	(118,821)	(135,749)
Proceeds from sales of plant and equipment	1,126	10,573
Acquisition of businesses, net of cash acquired	(32,074)	(1,341)
(Increase) in restricted cash	(20,025)	(12,509)

Net cash used for investing activities	(169,794)	(139,026)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	268,598	235,807
Other debt borrowings	13,901	1,780
Other debt repayments	(4,207)	(5,409)
Debt issuance costs	(642)	—
Cash paid for settlement of cash flow hedge	(58,935)	—
Proceeds from common stock reissued from treasury for share- based compensation awards	35,179	96,591
Treasury stock purchases	—	(250,601)
Dividends paid	(170,049)	(164,138)
Excess tax benefits from share- based compensation arrangements	689	487

Net cash provided by (used for) financing activities	84,534	(85,483)

Effect of exchange rates on cash	(5,506)	2,527

Net (decrease) in cash and cash equivalents	(28,148)	(52,753)
Cash and cash equivalents at beginning of period	413,046	412,285

Cash and cash equivalents at end of period	$384,898	$359,532

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$49,921	$52,135
Income taxes	15,827	22,219

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sep. 27, 2014	Sep. 28, 2013
Sales:
Broadline	$10,223,102	$9,546,388
SYGMA	1,541,612	1,523,190
Other	764,482	711,882
Intersegment	(84,115)	(67,193)

Total	$12,445,081	$11,714,267

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Sep. 27, 2014	Sep. 28, 2013
Sysco Brand Sales as a % of MA- Served Sales	48.83%	48.44%
Sysco Brand Sales as a % of Broadline Sales	35.54%	35.81%
MA- Served Sales as a % of Broadline Sales	41.44%	41.43%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include severance charges, US Foods merger and integration planning costs, charges from facility closures and amortization of US Foods related financing costs (collectively referred to as “Certain Items”). Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week	13-Week	13-Week	13-Week
	Period Ended	Period Ended	Period Change	Period
	Sep. 27, 2014	Sep. 28, 2013	in Dollars	% Change
Operating expenses (GAAP)	$1,723,104	$1,587,289	$135,815	8.6%
Impact of severance charges	(1,804)	(1,582)	(222)	14.0
Impact of US Foods merger and integration planning costs	(40,481)	—	(40,481)	NM
Impact of facility closure charges	(1,150)	(739)	(411)	55.6

Operating expenses adjusted for certain items (Non-GAAP)	$1,679,669	$1,584,968	$94,701	6.0%
Operating Income (GAAP)	$465,613	$478,198	$(12,585)	-2.6%
Impact of severance charges	1,804	1,582	222	14.0
Impact of US Foods merger and integration planning costs	40,481	—	40,481	NM
Impact of facility closure charges	1,150	739	411	55.6

Operating income adjusted for certain items (Non-GAAP)	$509,048	$480,519	$28,529	5.9%
Interest Expense (GAAP)	$30,934	$30,528	$406	1.3%
Impact of US Foods financing costs	(3,703)	—	(3,703)	NM

Interest Expense (GAAP)	$27,231	$30,528	$(3,297)	-10.8%
Net earnings (GAAP)	$278,813	$285,590	$(6,777)	-2.4%
Impact of severance charges (net of tax)	1,151	1,000	151	15.1
Impact of US Foods merger and integration planning costs (net of tax)	25,835	—	25,835	NM
Impact of facility closure charges (net of tax)	734	467	267	57.2
Impact of US Foods financing costs (net of tax)	2,363	—	2,363	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$308,896	$287,057	$21,839	7.6%
Diluted earnings per share (GAAP)	$0.47	$0.48	$(0.01)	-2.1%
Impact of severance charges	—	—	—	NM
Impact of US Foods merger and integration planning costs	0.04	—	0.04	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.52	$0.49	$0.03	6.1%
Diluted shares outstanding	593,309,750	591,458,948

(1)	Tax impact of adjustments for severance charges, US Foods merger and integration planning costs, charges from facility closures and amortization of US Foods financing costs was $17,054 and $855 for the 13-week periods ended September 27, 2014 and September 28, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings—underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful